Exhibit 99.1

GUESS?, INC. REPORTS FOURTH QUARTER RESULTS AND PROVIDES UPDATE TO ITS STRATEGIC PLAN

Reaffirms Plan to Deliver 10% Operating Margin by Fiscal 2025

Q4 Fiscal 2021 Revenues Decreased 23% to $648 Million; Decreased 26% in Constant Currency

Q4 Fiscal 2021 GAAP Earnings Per Share (“EPS”) of $1.07, Compared to GAAP EPS of $1.18 in Q4 Fiscal 2020; Q4 Fiscal 2021 Adjusted EPS of $1.18, Compared to $1.22 in Q4 Fiscal 2020

Fiscal Year 2021 Revenues Decreased 30% to $1.88 Billion; Decreased 31% in Constant Currency

Fiscal Year 2021 GAAP Loss Per Share of $1.27, Compared to GAAP EPS of $1.33 in Fiscal Year 2020; Fiscal Year 2021 Adjusted Loss Per Share of $0.07, Compared to Adjusted EPS of $1.45 in Fiscal Year 2020

LOS ANGELES, March 31, 2021 - Guess?, Inc. (NYSE: GES) today reported financial results for its fourth quarter and fiscal year ended January 30, 2021.

Carlos Alberini, Chief Executive Officer, commented, “I am very pleased with our fourth quarter earnings performance, which significantly exceeded our expectations, in spite of the difficult circumstances we continued to face due to the pandemic. Our earnings per share reached $1.07 versus $1.18 last year. During the period, we expanded gross margin and managed expenses tightly, which helped us to mitigate the anticipated revenue decrease. With this performance, we conclude a challenging but rewarding year for our Company. I could not be more grateful and proud of our teams all over the world for their great work leading our Company through these unprecedented times, controlling very well what was controllable, finding opportunities to transform our business and positioning Guess for an even brighter future.”

Mr. Alberini continued, “During the year, we made great progress executing our strategic plan and were able to accelerate the implementation of several key initiatives, including those related to customer centricity, elevating our brand, improving the quality of our product and developing one global product line. Today, we are updating our strategic plan and confirming our strong belief that our opportunities for market share gains, operating margin expansion and value creation remain intact. Furthermore, we are committed to delivering net revenues of $2.9 billion by fiscal year 2025 and an operating margin of 10% by that year. I am confident that we have an opportunity to more than double our earnings per share by fiscal year 2025 to $3.00 from $1.33 in fiscal 2020 and improve our return on invested capital to 26% in fiscal 2025 from 12% in fiscal 2020.”

Mr. Alberini concluded, “Our product line looks the best I have seen in all my years with Guess. The customer is responding very well to our assortments in our stores and in our digital business, which has accelerated quite nicely in the fourth quarter and further into this year. We have a great team, a strong business model and an amazing brand with remarkable momentum to gain share and grow profitably for many years to come.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net gains on lease modifications, (iii) certain professional service, legal fees and related net credits, (iv) certain separation charges, (v) non-cash debt discount amortization on our convertible senior notes, (vi) the related tax effects of the foregoing items as well as the impact from changes in the tax law on deferred taxes in certain tax jurisdictions, net tax settlements and adjustments to specific uncertain income tax positions and (vii) certain discrete income tax adjustments, in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

COVID-19 Fourth Quarter Business Update

The coronavirus (or “COVID-19”) pandemic has had and is continuing to have a material impact on the Company’s financial performance. During the fourth quarter of fiscal 2021, the Company continued to experience lower net revenue compared to the same prior-year period as it remained challenged by lower demand, temporary store closures and capacity restrictions. The Company partially offset these revenue declines by reducing its SG&A expenses for the quarter through expense savings. Toward the end of the third quarter of fiscal 2021, the Company started to incur a new round of government-mandated temporary store closures, mostly in Europe. While the number of temporarily closed stores ebbed and flowed during the quarter based on local conditions, the overall impact resulted in stores being closed for over 15% of the total days during the fourth quarter of fiscal 2021, primarily in Europe and Canada. As of January 30, 2021 over 70% of our stores were open, with the majority of closed stores located primarily in Europe and Canada. As of March 27, 2021 approximately 77% of our stores were open.

Fourth Quarter Fiscal 2021 Results

For the fourth quarter of fiscal 2021, the Company recorded GAAP net earnings of $70.4 million, an 11.5% decrease from $79.6 million for the fourth quarter of fiscal 2020. GAAP diluted earnings per share decreased 9.3% to $1.07 for the fourth quarter of fiscal 2021, compared to $1.18 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks and currency of $0.06 and $0.13, respectively, on GAAP diluted earnings per share in the fourth quarter of fiscal 2021.

For the fourth quarter of fiscal 2021, the Company’s adjusted net earnings were $77.7 million, a 5.7% decrease from $82.3 million for the fourth quarter of fiscal 2020. Adjusted diluted earnings per share decreased 3.3% to $1.18, compared to $1.22 for the same prior-year quarter. The Company estimates that its share buybacks had a positive impact of $0.07 on adjusted diluted earnings per share in the fourth quarter of fiscal 2021.

Net Revenue. Total net revenue for the fourth quarter of fiscal 2021 decreased 23.0% to $648.5 million, from $842.3 million in the same prior-year quarter. In constant currency, net revenue decreased by 25.9%.
•Americas Retail revenues decreased 24.2% in U.S. dollars and 24.0% in constant currency. Retail comp sales including e-commerce decreased 15% in U.S. dollars and constant currency.
•Americas Wholesale revenues decreased 15.3% in U.S. dollars and 14.1% in constant currency.
• Europe revenues decreased 26.8% in U.S. dollars and 31.8% in constant currency. Retail comp sales including e-commerce increased 2% in U.S. dollars and decreased 5% in constant currency.
•Asia revenues decreased 16.2% in U.S. dollars and 20.7% in constant currency. Retail comp sales including e-commerce decreased 18% in U.S. dollars and 22% in constant currency.
•Licensing revenues increased 12.2% in U.S. dollars.
Earnings from Operations. GAAP earnings from operations for the fourth quarter of fiscal 2021 decreased 25.5% to $71.9 million (including $5.2 million in non-cash impairment charges taken on certain long-lived store related assets and a $2.6 million favorable currency translation impact), from $96.5 million in the same prior-year quarter. GAAP operating margin in the fourth quarter decreased 40 basis points to 11.1%, from 11.5% in the same prior-year quarter, driven primarily by overall deleveraging of expenses due to the negative impact from the COVID-19 pandemic on our revenues and global operations, partially offset by lower expenses. The negative impact of currency on operating margin for the quarter was approximately 30 basis points.

For the fourth quarter of fiscal 2021, adjusted earnings from operations decreased 27.0% to $74.2 million, from $101.7 million in the same prior-year quarter. Adjusted operating margin decreased 70 basis points to 11.4%, from 12.1% in the same prior-year quarter, driven primarily by overall deleveraging of expenses due to the negative impact from the COVID-19 pandemic on our revenues and global operations, partially offset by lower expenses.

•Operating margin for the Company’s Americas Retail segment increased 640 basis points to 12.8% in the fourth quarter of fiscal 2021, compared to 6.4% in the same prior-year quarter, driven primarily by lower store occupancy costs and store selling expenses and, to a lesser extent, lower markdowns, partially offset by the deleveraging impact of negative comp sales resulting from lower traffic as a result of the COVID-19 pandemic.
•Operating margin for the Company’s Americas Wholesale segment increased 390 basis points to 23.5% in the fourth quarter of fiscal 2021, compared to 19.6% in the same prior-year quarter, due mainly to higher selling prices and reduced sales discounts and allowances.
•Operating margin for the Company’s Europe segment decreased 620 basis points to 12.7% in the fourth quarter of fiscal 2021, from 18.9% in the same prior-year quarter, driven primarily by overall deleveraging of expenses due to lower revenue as a result of the COVID-19 pandemic as well as the timing shift of wholesale shipments into the first quarter of fiscal 2022, partially offset by the favorable impact of higher initial markups, government subsidies and rent concessions.
•Operating margin for the Company’s Asia segment increased 340 basis points to 5.0% in the fourth quarter of fiscal 2021, compared to 1.6% in the same prior-year quarter, due mainly to lower expenses, partially offset by the unfavorable impact of deleverage.
•Operating margin for the Company’s Licensing segment increased 820 basis points to 95.3% in the fourth quarter of fiscal 2021, compared to 87.1% in the same prior-year quarter, due to lower expenses.
Other income, net, was $14.6 million for the fourth quarter of fiscal 2021, compared to $1.8 million in the same prior-year quarter. The change was driven primarily by market volatility which resulted in net unrealized gains on the translation of foreign currency balances, compared to net unrealized losses in the same prior-year quarter.
Full Fiscal Year Results

For the fiscal year ended January 30, 2021, the Company recorded GAAP net loss of $81.2 million, compared to GAAP net earnings of $96.0 million for the fiscal year ended February 1, 2020. GAAP diluted loss per share was $1.27 for the fiscal year ended January 30, 2021, compared to GAAP earnings per share of $1.33 during the prior year. The Company estimates a net negative impact from its share buybacks and its prior year convertible notes transaction and currency of $0.19 and $0.04, respectively, on GAAP diluted loss per share for the fiscal year ended January 30, 2021.
For the fiscal year ended January 30, 2021, the Company recorded adjusted net loss of $4.5 million, compared to adjusted net earnings of $105.0 million for the fiscal year ended February 1, 2020. Adjusted diluted loss per share was $0.07, compared to adjusted earnings per share of $1.45 during the prior year. The Company estimates that its share buybacks and its prior year convertible notes transaction had a net negative impact of $0.02 on adjusted diluted loss per share during the fiscal year ended January 30, 2021.

Net Revenue. Total net revenue for fiscal 2021 decreased 29.9% to $1.88 billion, from $2.68 billion in the prior year. In constant currency, net revenue decreased by 31.0%.
•Americas Retail revenues decreased 37.1% in U.S. dollars and 36.7% in constant currency.
•Americas Wholesale revenues decreased 36.9% in U.S. dollars and 34.8% in constant currency.
•Europe revenues decreased 24.6% in U.S. dollars and 27.2% in constant currency.
•Asia revenues decreased 32.8% in U.S. dollars and 33.8% in constant currency.
•Licensing revenues decreased 13.8% in U.S. dollars.
Earnings (Loss) from Operations. GAAP loss from operations for fiscal 2021 was $60.5 million (including $80.4 million in non-cash impairment charges taken on certain long-lived store related assets and a $9.3 million favorable currency translation impact), compared to GAAP earnings from operations of $140.7 million in the prior year. GAAP operating margin in fiscal 2021 decreased 850 basis points to negative 3.2%, from 5.3% in the prior year, driven primarily by overall deleveraging of expenses and higher asset impairment charges due to the negative impact from the COVID-19 pandemic on our revenues and global operations. The positive impact of currency on operating margin for fiscal 2021 was approximately 20 basis points.

For the fiscal year ended January 30, 2021, adjusted earnings from operations was $20.0 million, compared to $150.2 million for the fiscal year ended February 1, 2020. Adjusted operating margin decreased 460 basis points to 1.0% for the fiscal year ended January 30, 2021, from 5.6% in the prior year, driven primarily by overall deleveraging of expenses due to the negative impact from the COVID-19 pandemic on our revenues and global operations.

•Operating margin for the Company’s Americas Retail segment decreased 580 basis points to negative 3.1% in fiscal 2021, from 2.7% in the prior year, driven primarily by the deleveraging impact of temporary store closures and lower traffic as a result of the COVID-19 pandemic, partially offset by lower store selling expenses and lower occupancy costs.

•Operating margin for the Company’s Americas Wholesale segment decreased 220 basis points to 16.9% in fiscal 2021, from 19.1% in the prior year, due mainly to the negative impact from the COVID-19 pandemic on our revenues which resulted in overall deleveraging of expenses.

•Operating margin for the Company’s Europe segment decreased 360 basis points to 7.1% in fiscal 2021, from 10.7% in the prior year, driven primarily by overall deleveraging of expenses due to lower revenue as a result of the COVID-19 pandemic, partially offset by the favorable impact of higher initial markups, rent concessions and government subsidies.

•Operating margin for the Company’s Asia segment decreased 6.3% to negative 8.9% in fiscal 2021, from negative 2.6% in the prior year, due mainly to the negative impact from the COVID-19 pandemic which resulted in significantly higher inventory reserves and overall deleveraging of expenses.

•Operating margin for the Company’s Licensing segment increased 510 basis points to 91.8% in fiscal 2021, from 86.7% in the prior year, due to lower expenses.

Other expense, net, was $6.0 million for fiscal 2021, compared to $2.5 million in the prior year. The change was due primarily to net mark-to-market losses on revaluation of foreign exchange currency contracts, compared to gains in the prior year.

Outlook

Given the current circumstances regarding the COVID-19 crisis and its uncertain impact on our operations, we are not providing detailed guidance for the first quarter or the full fiscal year ending January 29, 2022. We expect revenues in the first quarter of fiscal 2022 to be down in the high-single digits versus the first quarter of fiscal 2020 as pandemic-related shutdowns and traffic declines are partially offset by continued momentum in our global e-commerce business and the favorable timing shift of European wholesale shipments from the fourth quarter of fiscal 2021 into the first quarter of fiscal 2022. For the full fiscal year 2022, assuming no COVID-related shutdowns past the first quarter, we expect revenues to be down in the high-single digits versus fiscal 2020. The expectation for the full year also assumes a return to a normal cadence of product development and shipments for our European wholesale business. These comparisons are both versus the pre-pandemic periods from two fiscal years prior, in order to provide a more normalized comparison.

Fiscal 2025 Strategic Plan Update

The five-year strategic plan that the Company presented in December 2019 continues to be a solid roadmap for revenue growth, increased profitability and value creation. The six key strategic pillars the Company identified remain at the core of its strategy, and the Company has made solid progress on initiatives across each of them amid the pandemic in fiscal 2021. The key strategic pillars include organization and culture, brand relevancy, product excellence, customer centricity, global footprint and functional capabilities. The Company’s financial plan is to achieve an operating margin of 10% by fiscal 2025, with net revenues of $2.9 billion, a 2% CAGR from fiscal 2020.

Please refer to the Company’s presentation materials (to be posted concurrently with the issuance of this earnings release) available at www.guess.com via the “Investor Relations” link. Those listening to today’s investor conference call are encouraged to refer to the presentation materials during the call.

Dividend

The Company’s Board of Directors has approved a quarterly cash dividend of $0.1125 per share on the Company’s common stock. The dividend will be payable on April 30, 2021 to shareholders of record as of the close of business on April 14, 2021.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information, free cash flows and return on invested capital. For the three months and fiscal year ended January 30, 2021, the adjusted results exclude the impact of certain professional service, legal fees and related (credits) costs, certain separation charges, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments as well as certain discrete income tax adjustments, where applicable. For the three months and fiscal year ended February 1, 2020, the adjusted results exclude the impact of certain professional service, legal fees and related (credits) costs, separation charges related to the departure of our former CEO, asset impairment charges, non-cash amortization of debt discount on the Company’s convertible senior notes, and the related income tax impacts of these adjustments as well as the impact from changes in the tax law on deferred taxes in certain tax jurisdictions, net tax settlements and adjustments to specific uncertain tax positions, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

The Company also includes information regarding its return on invested capital (or “ROIC”) in this release. The Company defines ROIC as adjusted net operating profit after taxes divided by two-year average invested capital. The Company believes that ROIC is a useful financial measure for investors in evaluating how efficiently the Company deploys its capital. The Company’s method of calculating ROIC may differ from other companies’ methods and therefore might not be comparable.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on March 31, 2021 to discuss the news announced in this press release and to provide an update to its strategic plan. A live webcast of the conference call and related presentation materials (to be posted concurrently with the issuance of this earnings release) will be accessible at www.guess.com via the “Investor Relations” link. The webcast and related presentation materials will also be archived on the website.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 30, 2021, the Company directly operated 1,046 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 524 additional retail stores worldwide. As of January 30, 2021, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the potential actions and impacts related to the COVID-19 pandemic; statements concerning the Company’s future outlook, including with respect to the first quarter and full year of fiscal 2022 and the Company’s fiscal 2025 strategic plan; statements concerning the Company’s expectations, goals, future prospects, global cost reduction opportunities and profitability efforts, capital allocation plans, cash needs and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results, growth opportunities, earnings, and operating margins are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; the continuation or worsening of impacts related to the COVID-19 pandemic, including business, financial, human capital, litigation and other impacts to the Company and its partners; our ability to successfully negotiate rent relief or other lease-related terms with our landlords; our ability to successfully negotiate or defer our vendor obligations; our ability to maintain adequate levels of liquidity; changes to estimates related to impairments, inventory and other reserves, including the impact of the CARES Act, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully implement or update information technology systems, including enhancing our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the United Kingdom’s departure from the European Union (“Brexit”) or any other similar referendums that may be held; the occurrence of unforeseen epidemics, such as the COVID-19 pandemic; other catastrophic events; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. Additional information with respect to known and unknown risks will also be set forth in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2021, which is expected to be filed with the Securities and Exchange Commission in the first quarter of fiscal 2022. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Fiscal Year Ended
	January 30, 2021		February 1, 2020		January 30, 2021		February 1, 2020
	$	%	$	%	$	%	$	%

Product sales	$618,973	95.5%	$815,975	96.9%	$1,802,533	96.1%	$2,592,262	96.8%
Net royalties	29,482	4.5%	26,279	3.1%	73,996	3.9%	85,847	3.2%
Net revenue	648,455	100.0%	842,254	100.0%	1,876,529	100.0%	2,678,109	100.0%

Cost of product sales	372,130	57.4%	503,660	59.8%	1,179,427	62.9%	1,662,401	62.1%

Gross profit	276,325	42.6%	338,594	40.2%	697,102	37.1%	1,015,708	37.9%

Selling, general and administrative expenses	201,638	31.1%	237,237	28.1%	679,958	36.1%	865,060	32.2%
Asset impairment charges	5,166	0.8%	4,851	0.6%	80,442	4.3%	9,977	0.4%
Net gains on lease modifications	(2,351)	(0.4%)	—	—%	(2,801)	(0.1%)	—	—%

Earnings (loss) from operations	71,872	11.1%	96,506	11.5%	(60,497)	(3.2%)	140,671	5.3%

Other income (expense):
Interest expense	(5,657)	(0.9%)	(4,973)	(0.6%)	(22,869)	(1.2%)	(16,129)	(0.6%)
Interest income	629	0.1%	563	0.1%	2,237	0.1%	1,729	0.1%
Other income (expense), net	14,603	2.3%	1,817	0.2%	(5,950)	(0.3%)	(2,529)	(0.2%)

Earnings (loss) before Income tax expense (benefit)	81,447	12.6%	93,913	11.2%	(87,079)	(4.6%)	123,742	4.6%

Income tax expense (benefit)	8,512	1.4%	11,864	1.5%	(6,338)	(0.3%)	22,513	0.8%

Net earnings (loss)	72,935	11.2%	82,049	9.7%	(80,741)	(4.3%)	101,229	3.8%

Net earnings attributable to noncontrolling interests	2,516	0.3%	2,445	0.2%	488	0.0%	5,254	0.2%

Net earnings (loss) attributable to Guess?, Inc.	$70,419	10.9%	$79,604	9.5%	$(81,229)	(4.3%)	$95,975	3.6%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$1.10		$1.21		$(1.27)		$1.35
Diluted	$1.07		$1.18		$(1.27)		$1.33

Weighted average common shares outstanding attributable to common stockholders:
Basic	63,033		65,019		64,179		70,461
Diluted	65,003		66,653		64,179		71,669

Effective income tax rate	10.5%		12.6%		7.3%		18.2%

Adjusted selling, general and administrative expenses[1]:	$202,117	31.2%	$236,919	28.1%	$677,110	36.0%	$865,479	32.3%

Adjusted earnings from operations[1]:	$74,208	11.4%	$101,675	12.1%	$19,992	1.1%	$150,229	5.6%

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]:	$77,668	12.0%	$82,336	9.8%	$(4,521)	(0.2%)	$105,036	3.9%

Adjusted diluted earnings (loss) per common share attributable to common stockholders[1]:	$1.18		$1.22		$(0.07)		$1.45

Adjusted effective income tax rate[1]:	7.2%		16.5%		206.0%		21.7%
______________________________________________________________________
1    The adjusted results for the three months and fiscal year ended January 30, 2021 reflect the exclusion of certain professional service, legal fees and related (credits) costs, certain separation charges, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments as well as certain discrete income tax adjustments, where applicable. The adjusted results for the three months and fiscal year ended February 1, 2020 reflect the exclusion of certain professional service, legal fees and related (credits) costs, separation charges related to the departure of our former CEO, asset impairment charges, non-cash amortization of debt discount on the Company’s convertible senior notes, and the related income tax impacts of these adjustments as well as the impact from changes in the tax law on deferred taxes in certain tax jurisdictions, net tax settlements and adjustments to specific uncertain tax positions, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings (loss) from operations to adjusted earnings from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc. and reported GAAP income tax expense (benefit) to adjusted income tax expense for the three months and fiscal year ended January 30, 2021 and February 1, 2020.

	Three Months Ended		Fiscal Year Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020

Reported GAAP selling, general and administrative expenses	$201,638	$237,237	$679,958	$865,060
Certain professional service, legal fees and related net credits[1]	509	120	565	857
Separation charges[2]	(30)	(438)	(3,413)	(438)

Adjusted selling, general and administrative expenses	$202,117	$236,919	$677,110	$865,479

Reported GAAP earnings (loss) from operations	$71,872	$96,506	$(60,497)	$140,671
Certain professional service, legal fees and related net credits[1]	(509)	(120)	(565)	(857)
Separation charges[2]	30	438	3,413	438
Asset impairment charges[3]	5,166	4,851	80,442	9,977
Net gains on lease modifications[4]	(2,351)	—	(2,801)	—

Adjusted earnings from operations	$74,208	$101,675	$19,992	$150,229

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$70,419	$79,604	$(81,229)	$95,975
Certain professional service, legal fees and related net credits[1]	(509)	(120)	(565)	(857)
Separation charges[2]	30	438	3,413	438
Asset impairment charges[3]	5,166	4,851	80,442	9,977
Net gains on lease modifications[4]	(2,351)	—	(2,801)	—
Amortization of debt discount[5]	2,598	2,449	10,394	7,558
Discrete tax adjustments[6]	3,248	—	4,053	—
Income tax impact from adjustments[7]	(933)	(4,886)	(18,228)	(8,055)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	7,249	2,732	76,708	9,061

Adjusted net earnings (loss) attributable to Guess?, Inc.	$77,668	$82,336	$(4,521)	$105,036

Reported GAAP income tax expense (benefit)	$8,512	$11,864	$(6,338)	$22,513
Discrete tax adjustments[6]	(3,248)	—	(4,053)	—
Income tax impact from adjustments[7]	933	4,886	18,228	8,055

Adjusted income tax expense	$6,197	$16,750	$7,837	$30,568

Adjusted effective income tax rate	7.2%	16.5%	206.0%	21.7%
______________________________________________________________________
1    During the three months and fiscal year ended January 30, 2021 and February 1, 2020, the Company recorded certain professional service, legal fees and related net credits, which it otherwise would not have incurred as part of its business operations.
2    During the fiscal year ended January 30, 2021, the Company recorded $0.2 million in separation-related charges mainly related to certain cash severance payments, partially offset by adjustments to non-cash stock-based compensation expense related to our former Chief Executive Officer resulting from changes in expected performance conditions of certain previously granted stock awards that were no longer subject to service vesting requirements after his departure. Additionally, during the fiscal year ended January 30, 2021, the Company recorded $3.2 million in separation-related charges mainly related to headcount reduction in response to the COVID-19 pandemic. During the three months and fiscal year ended February 1, 2020, the Company recorded $0.4 million mainly related to non-cash stock-based compensation expense resulting from changes in expected performance conditions of certain previously granted stock awards that were no longer subject to service vesting requirements after the former CEO’s departure.
3    During the three months and fiscal year ended January 30, 2021, the Company recognized asset impairment charges related primarily to impairment of operating lease right-of-use assets and impairment of property and equipment related to certain retail locations resulting from lower revenue and future cash flow projections from the ongoing effects of the COVID-19 pandemic. During the three months and fiscal year ended February 1, 2020, the Company’s asset impairment charges related primarily to impairment of property and equipment and impairment of operating lease right-of-use assets related to certain retail locations resulting from under-performance and expected store closures as well as impairment charges related to the Company’s China retail reporting unit.
4    During the three months and fiscal year ended January 30, 2021, the Company recorded net gains on lease modifications related primarily to the early termination of certain lease agreements.
5    In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, is amortized as non-cash interest expense over the term of the Notes.
6    During the three months and fiscal year ended January 30, 2021, the discrete tax adjustments related primarily to the negative impact from cumulative valuation allowances, partially offset by tax benefits from a tax rate change due to net operating loss carryback. During the three months and fiscal year ended January 30, 2021, the Company recognized an increase (decrease) in valuation allowances of $(0.7) million and $4.2 million, respectively, resulting from jurisdictions where there have been cumulative net operating losses, limiting the Company’s ability to consider other subjective evidence to continue to recognize the existing deferred tax assets. This was partially offset by tax expenses of approximately $3.8 million due to better performance than initially expected during the three months ended January 30, 2021 and tax benefits of approximately $0.7 million during the year ended January 30, 2021 resulting from a tax rate change related to the ability to carryback net operating losses to tax years with a higher federal corporate tax rate as allowed under the CARES Act enacted in March 2020.
7    The income tax effect of certain professional service, legal fees and related net credits, separation charges, asset impairment charges, net gains on lease modifications and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred. The income tax adjustment for the fiscal year ended February 1, 2020 also included the impact from changes in the tax law on deferred taxes in certain tax jurisdictions, net tax settlements and adjustments to specific uncertain tax positions.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Fiscal Year Ended
	January 30, 2021	February 1, 2020	% change	January 30, 2021	February 1, 2020	% change

Net revenue:
Americas Retail	$195,829	$258,334	(24%)	$510,806	$811,547	(37%)
Americas Wholesale	35,476	41,884	(15%)	117,607	186,389	(37%)
Europe	307,648	420,297	(27%)	941,546	1,248,114	(25%)
Asia	80,020	95,460	(16%)	232,574	346,212	(33%)
Licensing	29,482	26,279	12%	73,996	85,847	(14%)
Total net revenue	$648,455	$842,254	(23%)	$1,876,529	$2,678,109	(30%)

Earnings (loss) from operations:
Americas Retail	$25,128	$16,533	52%	$(15,776)	$22,279	(171%)
Americas Wholesale	8,353	8,222	2%	19,912	35,674	(44%)
Europe	38,925	79,336	(51%)	66,790	134,078	(50%)
Asia	3,971	1,541	158%	(20,758)	(8,894)	(133%)
Licensing	28,105	22,896	23%	67,938	74,459	(9%)
Total segment earnings from operations	104,482	128,528	(19%)	118,106	257,596	(54%)

Corporate overhead	(29,795)	(27,171)	10%	(100,962)	(106,948)	(6%)
Asset impairment charges	(5,166)	(4,851)	6%	(80,442)	(9,977)	706%
Net gains on lease modifications	2,351	—		2,801	—
Total earnings (loss) from operations	$71,872	$96,506	(26%)	$(60,497)	$140,671	(143%)

Operating margins:
Americas Retail	12.8%	6.4%		(3.1%)	2.7%
Americas Wholesale	23.5%	19.6%		16.9%	19.1%
Europe	12.7%	18.9%		7.1%	10.7%
Asia	5.0%	1.6%		(8.9%)	(2.6%)
Licensing	95.3%	87.1%		91.8%	86.7%

GAAP operating margin for total Company	11.1%	11.5%		(3.2%)	5.3%
Certain professional service, legal fees and related net credits	(0.1%)	(0.0%)		(0.0%)	(0.1%)
Separation charges	0.0%	0.0%		0.1%	0.0%
Asset impairment charges	0.8%	0.6%		4.3%	0.4%
Net gains on lease modifications	(0.4%)	—%		(0.1%)	—%
Adjusted operating margin for total Company	11.4%	12.1%		1.1%	5.6%

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	January 30, 2021			February 1, 2020	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$195,829	$463	$196,292	$258,334	(24%)	(24%)
Americas Wholesale	35,476	508	35,984	41,884	(15%)	(14%)
Europe	307,648	(21,164)	286,484	420,297	(27%)	(32%)
Asia	80,020	(4,365)	75,655	95,460	(16%)	(21%)
Licensing	29,482	—	29,482	26,279	12%	12%
Total net revenue	$648,455	$(24,558)	$623,897	$842,254	(23%)	(26%)

	Fiscal Year Ended
	January 30, 2021			February 1, 2020	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$510,806	$3,132	$513,938	$811,547	(37%)	(37%)
Americas Wholesale	117,607	3,910	121,517	186,389	(37%)	(35%)
Europe	941,546	(33,144)	908,402	1,248,114	(25%)	(27%)
Asia	232,574	(3,428)	229,146	346,212	(33%)	(34%)
Licensing	73,996	—	73,996	85,847	(14%)	(14%)
Total net revenue	$1,876,529	$(29,530)	$1,846,999	$2,678,109	(30%)	(31%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	January 30, 2021	February 1, 2020

ASSETS

Cash and cash equivalents	$469,110	$284,613

Receivables, net	314,147	327,281

Inventories	389,144	393,129

Other current assets	60,123	59,212

Property and equipment, net	216,196	288,112

Restricted cash	235	215

Operating lease right-of-use assets	764,804	851,990

Other assets	252,109	224,410

Total assets	$2,465,868	$2,428,962

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$38,710	$9,490

Current operating lease liabilities	222,800	192,066

Other current liabilities	501,029	436,857

Long-term debt and finance lease obligations	68,554	32,770

Convertible senior notes, net	258,614	247,363

Long-term operating lease liabilities	662,657	714,079

Other long-term liabilities	144,004	130,259

Redeemable and nonredeemable noncontrolling interests	25,837	26,364

Guess?, Inc. stockholders’ equity	543,663	639,714

Total liabilities and stockholders’ equity	$2,465,868	$2,428,962

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Fiscal Year Ended
	January 30, 2021	February 1, 2020

Net cash provided by operating activities	$209,050	$197,913

Net cash used in investing activities	(22,161)	(56,471)

Net cash used in financing activities	(9,907)	(64,165)

Effect of exchange rates on cash, cash equivalents and restricted cash	7,535	(3,444)

Net change in cash, cash equivalents and restricted cash	184,517	73,833

Cash, cash equivalents and restricted cash at the beginning of the year	284,828	210,995

Cash, cash equivalents and restricted cash at the end of the year	$469,345	$284,828

Supplemental information:

Depreciation and amortization	$63,501	$72,188

Total lease costs (excluding finance lease cost)	$283,806	$368,435

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Fiscal Year Ended
	January 30, 2021	February 1, 2020

Net cash provided by operating activities	$209,050	$197,913

Less: Purchases of property and equipment	(18,876)	(61,868)

Less: Payments for property and equipment under finance leases	(7,131)	(2,733)

Free cash flow	$183,043	$133,312

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of January 30, 2021
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	251	249	2	1	—	1
Canada	76	76	—	—	—	—
Central and South America	105	70	35	27	27	—

Total Americas	432	395	37	28	27	1

Europe and the Middle East	725	507	218	44	44	—
Asia and the Pacific	413	144	269	304	101	203

Total	1,570	1,046	524	376	172	204

	As of February 1, 2020
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	282	280	2	1	—	1
Canada	80	80	—	—	—	—
Central and South America	113	73	40	27	27	—

Total Americas	475	433	42	28	27	1

Europe and the Middle East	745	517	228	39	39	—
Asia and the Pacific	509	219	290	327	117	210

Total	1,729	1,169	560	394	183	211

Guess?, Inc. and Subsidiaries
Return on Invested Capital
(in thousands)

	FY2019	FY2020	FY2020 2-Year Average	FY2024E	FY2025E	FY2025E 2-Year Average

Total assets[1]	$1,649,205	$2,428,962	$2,039,084	$2,918,000	$2,829,000	$2,873,500
Less: cash and cash equivalents	(210,460)	(284,613)	(247,537)	(786,000)	(675,000)	(730,500)
Less: Operating right-of-use assets[1]	—	(851,990)	(425,995)	(764,000)	(768,000)	(766,000)
Less: Accounts payable	(286,657)	(232,761)	(259,709)	(346,000)	(354,000)	(350,000)
Less: Accrued expenses	(252,392)	(204,096)	(228,244)	(209,000)	(210,000)	(209,500)
Add: Accrual for European Commission fine[2]	45,619	—	22,809	—	—	—
Average invested capital	$945,315	$855,502	$900,408	$813,000	$822,000	$817,500

			FY2020			FY2025E

Adjusted earnings from operations[3]			$150,229			$290,000
Less: Asset impairments			(9,977)			—
Less: Other income (expense), net			(2,529)			(1,400)
Less: Income tax expense[4]			(29,886)			(72,150)
Adjusted net operating profit after taxes			$107,837			$216,450

Non-GAAP return on invested capital[5]			12%			26%
______________________________________________________________________
1    During fiscal year 2020, the Company adopted a comprehensive new lease standard which superseded previous lease guidance. The standard requires a lessee to recognize an asset related to the right to use the underlying asset and a liability that approximates the present value of the lease payments over the term of contracts that qualify as leases under the new guidance. The adoption of the standard resulted in the recording of operating lease right-of-use assets and operating lease liabilities.
2    During fiscal year 2019, the Company recognized a charge of €39.8 million ($45.6 million) related to a fine by the European Commission related to its inquiry concerning potential violations of European Union competition rules by the Company.
3    The adjusted earnings from operations for fiscal year 2020 reflect the exclusion of certain items which the Company believes are not indicative of the underlying performance of its business. Refer to the “Reconciliation of GAAP Results to Adjusted Results” table above.
4    Income taxes are calculated using the adjusted effective income tax rate for fiscal year 2020 of 21.7% and a projection of 25% for the fiscal 2025 effective income tax rate.
5    The Company defines return on invested capital (or "ROIC") as adjusted net operating profit after taxes divided by two-year average invested capital.